MARATHON OIL CORPORATION REPORTS FIRST QUARTER
2007 RESULTS

HOUSTON, May 1, 2007 – Marathon Oil Corporation (NYSE: MRO) today reported first quarter 2007 net income of $717 million, or $2.07 per diluted share. Net income in the first quarter of 2006 was $784 million, or $2.13 per diluted share. For the first quarter of 2007, net income adjusted for special items was $707 million, or $2.04 per diluted share, compared to net income adjusted for special items of $739 million, or $2.01 per diluted share, for the first quarter of 2006.

Earnings Highlights
	1st Quarter Ended March 31
(Dollars in millions, except per diluted share data)	2007	2006
Net income adjusted for special items*	$707	$739
Adjustments for special items (net of income taxes):
Gain on long-term U.K. natural gas contracts	11	45
Loss on early extinguishment of debt	(1)	–

Net income	$717	$784

Net income adjusted for special items* — per diluted share	$2.04	$2.01
Net income — per diluted share	$2.07	$2.13
Revenues and other income	$13,002	$16,539
Weighted average shares, in thousands — diluted	346,826	368,380

* See page 6 for a discussion of net income adjusted for special items.

Key Highlights

Exploration and Production

•	Announced three exploration discoveries in Angola

•	Announced the Droshky discovery in the Gulf of Mexico

•	Progressed the Neptune deepwater Gulf of Mexico development

•	Continued commissioning of Alvheim/Vilje project in Norway

Refining, Marketing and Transportation

•	Commenced construction of the Garyville, La., refinery expansion

•	Continued construction of the 110 million gallon per year joint venture ethanol facility in Greenville, Ohio

•	Achieved same store gasoline sales volume increase of 2.6 percent and merchandise sales revenue increase of 6.2 percent at Speedway SuperAmerica (SSA)

Integrated Gas

•	Continued commissioning activities on the Equatorial Guinea LNG Train 1 project, first shipment expected second quarter 2007

•	Completed portions of the front-end engineering and design (FEED) required to support the near-term efforts for a second LNG train on Bioko Island, Equatorial Guinea

Corporate

•	Repurchased approximately 5 million common shares during the first quarter at a cost of $452 million, bringing the total common shares purchased as part of expanded share buyback program to 25.8 million shares at an approximate cost of $2.2 billion

•	Increased quarterly dividend by 20 percent from 40 cents per share to 48 cents per share on a pre-split basis

•	Initiated a two-for-one split of the Company’s common stock

“Marathon’s first quarter results were driven by solid operating performances from each of our business segments,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “Our focus on execution, along with strong industry fundamentals, has delivered significant shareholder value and is allowing us to continue our substantial capital investment program, increase our quarterly dividend for a fifth time in less than four years and to continue our $2.5 billion stock repurchase program.”

Segment Results

Total segment income was $749 million in the first quarter of 2007, compared to $792 million in the first quarter of 2006.

	1st Quarter Ended March 31
(Dollars in millions)	2007	2006
Segment Income
Exploration & Production (E&P)
United States	$150	$245
International	235	220

Total E&P	385	465
Refining, Marketing & Transportation	345	319
Integrated Gas	19	8

Segment Income **	$749	$792

** See Preliminary Supplemental Statistics on page 8 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Upstream segment income totaled $385 million in the first quarter of 2007, compared to $465 million in the first quarter of 2006, primarily as a result of lower natural gas sales volumes and realizations, partially offset by higher liquid hydrocarbon sales volumes. Sales volumes during the quarter averaged 339,000 barrels of oil equivalent per day (boepd) and production available for sale averaged 343,000 boepd. This difference is due primarily to the timing of crude oil liftings in Libya.

United States upstream income was $150 million in the first quarter of 2007, compared to $245 million in the first quarter of 2006, primarily as a result of revenue decreases from lower liquid hydrocarbon and natural gas sales volumes and realized natural gas prices. Normal production rate declines, particularly for Marathon’s Gulf of Mexico properties, account for the majority of the volume decrease.

International upstream income was $235 million in the first quarter of 2007, compared to $220 million in the first quarter of 2006, primarily due to a slightly lower effective income tax rate. International pretax income was flat as a decrease in exploration expenses and an increase in revenues from higher liquid hydrocarbon sales volumes, primarily in Libya and Equatorial Guinea, were mostly offset by declines in natural gas sales volumes and in realized prices for liquid hydrocarbons and natural gas.

	1st Quarter Ended March 31
	2007	2006
Key Production Statistics

Sales

United States – Liquids (mbpd)	69	80

United States – Gas (mmcfpd)	512	561

International – Liquids (mbpd)	129	102

International – Gas (mmcfpd)	337	435

Sales from Continuing Operations (mboepd)	339	348

Discontinued operations (mboepd)	–	29

Total Sales (mboepd)	339	377

Marathon continues to grow its inventory of future production projects with three exploration discoveries announced in deepwater Angola (Caril, Manjericao and Miranda) and the recently announced Droshky discovery in the Gulf of Mexico. The Droshky well encountered approximately 250 feet of net oil pay and a down dip appraisal sidetrack has encountered over 600 feet of net pay. The Company’s next operation on Droshky will be to drill a lateral appraisal sidetrack well, which will complete the appraisal process. Marathon has also participated in five wells that have reached total depth in deepwater Angola and more details will be announced upon government and partner approvals.

Marathon continued to progress major projects during the first quarter, including the Neptune development in the Gulf of Mexico, which is 69 percent complete and remains on target for first production by early 2008. Fabrication of the hull, topsides and subsea components is continuing, with offshore installation expected to begin by June 2007.

The Alvheim project has entered the commissioning stage with first production from the Alvheim/Vilje development now expected during the third quarter of 2007. The additional time for completion is a result of both a more difficult hull/topsides integration and lower contractor productivity than originally projected. As a result of this delay and general inflationary pressure, there has been upward pressure on costs. With this revised first production date, this project still represents an industry-leading completion schedule, moving from discovery to first production in only four years. Four wells will be available at first production and drilling activities will continue into 2008. A peak net rate of approximately 75,000 boepd from Alvheim/Vilje is expected in 2008.

Refining, Marketing and Transportation

Downstream segment income was $345 million in the first quarter of 2007 compared to $319 million in the first quarter of 2006. Downstream pretax income increased primarily as a result of increases in the Speedway SuperAmerica (SSA) gasoline and distillates gross margin as well as the merchandise gross margin. The SSA gasoline and distillates gross margin averaged 12.17 cents per gallon in the first quarter of 2007, compared to 10.55 cents per gallon in the first quarter of 2006, while the merchandise gross margin grew to $160 million in the first quarter of 2007 from $148 million in the first quarter of 2006. A decline in the downstream segment effective income tax rate also contributed to the increase in segment income.

The refining and wholesale marketing gross margin averaged 12.46 cents per gallon in the first quarter of 2007, compared to 11.37 cents per gallon in the first quarter of 2006. This increase is primarily the result of the change in accounting for matching buy/sell arrangements effective April 1, 2006, as the sales volumes recognized during the first quarter of 2007 were less than the volumes that would have been recognized under previous accounting practices.

Crude oil refined during the first quarter of 2007 averaged 968,000 barrels per day (bpd), a 70,000 bpd increase over the first quarter of 2006. Total refinery throughputs were 1,195,000 bpd for the first quarter of 2007, four percent higher than the 1,147,000 bpd during the first quarter of 2006.

SSA achieved same store gasoline sales volume growth of 2.6 percent during the first quarter of 2007 and increased same store merchandise sales by 6.2 percent during the same period.

	1st Quarter Ended March 31
	2007	2006
Key Refining, Marketing & Transportation Statistics

Crude Oil Refined (mbpd)	968	898

Other Charge and Blend Stocks (mbpd)	227	249

Total Refinery Inputs (mbpd)	1,195	1,147

Refined Product Sales Volumes (mbpd)***	1,343	1,417

Refining and Wholesale Marketing Gross Margin ($/gallon)***	$0.1246	$0.1137

***On April 1, 2006, Marathon changed its accounting for matching buy/sell arrangements as a result of a new accounting standard. This change resulted in lower refined product sales volumes and a higher refining and wholesale marketing gross margin in subsequent periods than would have been reported under the previous accounting practices.

Construction has commenced on Marathon’s projected $3.2 billion Garyville refinery expansion, which will increase the refinery’s 245,000 bpd capacity by 180,000 bpd. When completed in late 2009, this expansion will enable the refinery to provide an additional 7.5 million gallons of clean transportation fuels to the market each day.

Front-end engineering and design (FEED) for a potential heavy oil upgrading project at the Company’s Detroit refinery is on schedule with the FEED cost estimate expected in the fourth quarter of 2007.

Construction also continues to progress on the Company’s 110 million gallon per year joint venture ethanol facility in Greenville, Ohio. The facility is expected to be operational in the first quarter of 2008.

Integrated Gas

Integrated gas segment income was $19 million in the first quarter of 2007 compared to $8 million in the first quarter of 2006, primarily as a result of increased income from Atlantic Methanol Production Company LLC (AMPCO). AMPCO’s average realized methanol prices were 48 percent higher in the first quarter of 2007 than in the comparable quarter of 2006.

The Equatorial Guinea LNG Train 1 commissioning activities continued to progress. As of the end of the first quarter of 2007, construction is essentially complete and first LNG shipments are projected to begin in the second quarter of 2007.

Marathon has completed those portions of the FEED for a possible second LNG train on Bioko Island, Equatorial Guinea, required to support the near-term efforts for this project. The Company expects a final investment decision in 2008.

Corporate/Other

Marathon’s Board of Directors approved a 20 percent dividend increase on April 25, 2007. Since July 2003, Marathon has increased the quarterly dividend five times resulting in a 109 percent increase during this period. Additionally, since January 2006, the Company’s Board of Directors has authorized the repurchase of up to $2.5 billion of Marathon’s common stock. To date, the Company has repurchased approximately $2.2 billion in Marathon shares.

Marathon’s Board of Directors recently declared a two-for-one split of Marathon’s common stock. The stock split will be effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders will receive one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date.

Special Items

Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Changes in the valuation of these contracts must be recognized in current period income. In the first quarter of 2007, the non-cash after-tax mark-to-market gain totaled $11 million. Due to the volatility in the fair value of these contracts, Marathon excludes these non-cash gains and losses from “net income adjusted for special items.”

In the first quarter of 2007, Marathon extinguished a portion of its outstanding debt at a premium and recognized a $1 million after-tax loss. This loss has been excluded from “net income adjusted for special items.”

The Company will conduct a conference call and webcast today, May 1, 2007, at 2 p.m. EDT during which it will discuss first quarter 2007 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.Marathon.com. Replays of the webcast will be available through May 15, 2007. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

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In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.

“Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the Alvheim/Vilje development, the Neptune development, potential developments in Angola, anticipated future exploratory and development drilling activity, the expected operational date of an ethanol facility, the Garyville expansion project, an LNG project in Equatorial Guinea and possible expansion thereof, a heavy oil upgrading project at the Detroit refinery, and the common stock repurchase program. Some factors that could potentially affect the Alvheim/Vilje development, the Neptune development, potential developments in Angola, and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Except for the Alvheim/Vilje developments, the foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits. Factors that could affect the ethanol plant construction and the Garyville expansion project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, necessary government and third-party approvals, and other risks customarily associated with construction projects. The Garyville project may be further affected by crude oil supply. Factors that could affect the LNG project include unforeseen problems arising from commissioning of the facilities, unforeseen hazards such as weather conditions, and other operating considerations, such as shipping of the LNG. In addition to these factors, other factors that could affect the expansion of the LNG project and the development of additional LNG capacity through additional projects include partner approvals, access to sufficient natural gas volumes through exploration or commercial negotiations with other resource owners and access to sufficient regasification capacity. Factors that could affect the heavy oil upgrading project at the Detroit refinery include unforeseen difficulty in negotiation of definitive agreements, results of front-end engineering and design work, inability or delay in obtaining necessary government and third-party approvals, continued favorable investment climate, and other operating and economic considerations. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statements of Income (unaudited)
	1st Quarter Ended March 31
(Dollars in millions, except per share data)	2007	2006
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$12,491	$12,900
Revenues from matching buy/sell transactions	58	3,206
Sales to related parties	320	312
Income from equity method investments	107	92
Net gains on disposal of assets	11	11
Other income	15	18

Total revenues and other income	13,002	16,539

Costs and Expenses:
Cost of revenues (excludes items below)	9,542	9,759
Purchases related to matching buy/sell transactions	61	3,233
Purchases from related parties	47	51
Consumer excise taxes	1,197	1,165
Depreciation, depletion and amortization	393	400
Selling, general and administrative expenses	287	287
Other taxes	98	97
Exploration expenses	61	71

Total costs and expenses	11,686	15,063

Income from Operations	1,316	1,476
Net interest and other financing costs (income)	(19)	23
Loss on early extinguishment of debt	2	–
Minority interests in loss of Equatorial Guinea
LNG Holdings Limited	(2)	(3)

Income from Continuing Operations before Income Taxes	1,335	1,456
Provision for income taxes	618	685

Income from Continuing Operations	717	771
Discontinued operations	–	13

Net Income	$717	$784

Income from Continuing Operations
Per share — basic	$2.08	$2.11
Per share — diluted	$2.07	$2.09
Net income
Per share — basic	$2.08	$2.15
Per share — diluted	$2.07	$2.13
Dividends paid per share	$0.40	$0.33
Weighted average shares, in thousands
Basic	344,320	365,110
Diluted	346,826	368,380

Preliminary Supplemental Statistics (unaudited)
	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2007	2006
Segment Income
Exploration & Production
United States	$150	$245
International	235	220

Total E&P	385	465
Refining, Marketing & Transportation	345	319
Integrated Gas	19	8

Segment Income	749	792
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(43)	(66)
Gain on long-term U.K. natural gas contracts	11	45
Discontinued operations	–	13

Net Income	$717	$784
Capital Expenditures
Exploration & Production	$461	$358
Refining, Marketing & Transportation	217	104
Integrated Gas(a)	57	94
Discontinued Operations	–	26
Corporate	2	17

Total	$737	$599
Exploration Expense
United States	$37	$28
International	24	43

Total	$61	$71

Preliminary Supplemental Statistics (unaudited) (continued)
	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2007	2006
E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(b)
United States	69	80
Europe	32	30
Africa	97	72

Total International	129	102

Worldwide Continuing Operations	198	182
Discontinued operations	–	29

Worldwide	198	211

Net Natural Gas Sales (mmcfd)(b)(c)
United States	512	561
Europe	247	347
Africa	90	88

Total International	337	435

Worldwide	849	996
Net Sales from Continuing Operations (mboepd)	339	348
Net Sales from Discontinued Operations (mboepd)	–	29

Total Sales (mboepd)	339	377
Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$49.32	$49.30
Europe	56.72	62.14
Africa	50.44	51.35
Total International	52.01	54.54
Discontinued operations	–	37.39
Worldwide	$51.07	$50.16
Natural Gas (per mcf)
United States	$5.91	$6.66
Europe	6.62	7.66
Africa	0.26	0.25
Total International	4.91	6.16
Worldwide	$5.51	$6.44

Preliminary Supplemental Statistics (unaudited) (continued)
	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2007	2006
RM&T Operating Statistics
Refinery Runs (mbpd)
Crude Oil Refined	968	898
Other Charge and Blend Stocks	227	249

Total	1,195	1,147
Refined Product Yields (mbpd)
Gasoline	621	645
Distillates	322	290
Propane	20	20
Feedstocks and Special Products	147	108
Heavy Fuel Oil	22	24
Asphalt	78	75

Total	1,210	1,162
Refined Product Sales Volumes (mbpd)(e) (f)	1,343	1,417
Matching buy/sell volumes included in above(f)	–	83
Refining and Wholesale Marketing Gross Margin(g)(h)	$0.1246	$0.1137
Speedway SuperAmerica LLC
Retail outlets	1,632	1,635
Gasoline and Distillates Sales(i)	800	776
Gasoline and Distillates Gross Margin(g)	$0.1217	$0.1055
Merchandise Sales	$644	$610
Merchandise Gross Margin	$160	$148

(a) Includes Equatorial Guinea LNG Holdings at 100 percent.

(b) Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(c) Includes natural gas acquired for injection and subsequent resale of 40 mmcfd and 41 mmcfd in the first quarters of 2007 and 2006.

(d) Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

(e) Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(f) As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices.

(g) Per gallon.

(h) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices.

(i) Millions of gallons.